                FILED PURSUANT TO RULE 424(b)(3) AND RULE 424(c)
                      REGISTRATION STATEMENT NO. 333-32568



                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 30, 2000)

                            _______________________

     This Prospectus Supplement supplements the Prospectus dated March 30, 2000 (the "Prospectus") relating to the resale of up to 564,045 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Lycos, Inc. (the "Company") by certain stockholders of the Company, which Prospectus was filed as part of the Company's Registration Statement on Form S-3 No. 333-32568.

                                _______________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (MARCH 30, 2000). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                                _______________

           The date of this Prospectus Supplement is April 14, 2000.

     This Prospectus Supplement updates certain information contained in the "Selling Stockholders" section of the Prospectus. Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated March 30, 2000 and the information incorporated therein by reference.

     The following table amends the information set forth in the table in the "Selling Stockholders" section of the Prospectus as follows:


                                        Shares Beneficially Owned                  Shares Beneficially Owned If All
                                        Prior To Offering And Being                Shares Being Registered Hereunder
                                        Registered For Sale(1) (2)                 Are Sold (1) (2) (3)
                                        ----------------------------               ---------------------------------

  Selling Stockholder                     Number           Percent                       Number           Percent
  ---------------------                   ------           -------                       ------           -------
Chris Williams                           103,527              *                            0                 0
J. Scott Benson                           94,971              *                            0                 0
Leigh Turner                              94,971              *                            0                 0
Anthony Antonuccio                        69,645              *                            0                 0
Rich Levandov                             33,880              *                            0                 0
Jerry Miller                              25,325              *                            0                 0
Alan J. Dworsky                           18,862              *                            0                 0
Siegmar Schmidt                           17,112              *                            0                 0
Doug Core                                 12,662              *                            0                 0
Chris Fortier                              8,452              *                            0                 0
Tom Walker                                 8,555              *                            0                 0
Edward Lee Perry Rev. Trust                6,331              *                            0                 0
Osprey Venture Capital                     6,331              *                            0                 0
 Partnership
Walter Burrage                             6,331              *                            0                 0
One + Co.                                  6,287              *                            0                 0
David R. Clark Rev. Trust                  3,798              *                            0                 0
Jonathan Clark Rev. Trust                  3,798              *                            0                 0
Kitty Clark Rev. Trust                     3,798              *                            0                 0
Jonathan Piper                             3,798              *                            0                 0
Greg Erman                                 3,165              *                            0                 0
Ted Weiss                                  3,165              *                            0                 0
Helen D. Burrage                           2,374              *                            0                 0
Frank Strasburger                          2,330              *                            0                 0
Alyssa Alden Burrage Min. Trust            2,215              *                            0                 0
Amanda Bancroft Burrage Min.               2,215              *                            0                 0
Trust
Christopher Lincoln Burrage                2,215              *                            0                 0
 Min. Trust
Katherine Swan Burrage Min.                2,215              *                            0                 0
 Trust
Susannah Derby Burrage Min.                2,215              *                            0                 0
 Trust
Ann-Marie Sweeney                          1,978              *                            0                 0


Walter Meigs                                      1,899         *                               0                   0
Patricia Riley                                    1,899         *                               0                   0
Gabriella Haroutunian                             1,582         *                               0                   0
Jerome C. Hunsaker                                1,582         *                               0                   0
Patricia Riley Rev. Trust                         1,539
Mark Staton                                       1,187         *                               0                   0
Blaugrund, Herbert & Martin,                      1,045         *                               0                   0
 Incorporated
Rich Cohen                                          791         *                               0                   0

TOTAL                                           564,045         *                               0                   0

________________
* Less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2) Includes an aggregate of 112,806 shares of common stock beneficially owned by the Selling Stockholders that have been deposited into an escrow account pursuant to the Preferred Stock Purchase and Option Agreement dated as of December 31, 1998 and amended as of January 3, 2000 by and among Lycos, Valent and the other signatories thereto (the "Purchase and Option Agreement"), the Agreement and Plan of Merger dated February 2, 2000 by and among Lycos, Valent, Valent Acquisition Corp. and the Selling Stockholders and the Escrow Agreement dated as of February 2, 2000 by and among Lycos, State Street Bank and Trust Company and the representative of the Selling Stockholders, to secure indemnity claims pursuant to the Purchase and Option Agreement . The escrowed shares will be fully released from the escrow on February 3, 2001, to the extent that no claims have been made by Lycos against the escrowed shares prior to that date. State Street Bank and Trust Company, the escrow agent, may, under certain limited circumstances, sell the escrowed shares on or prior to February 2, 2001 for expenses. Also includes 97,726 shares beneficially owned by Antonuccio, Miller, Turner and Williams pledged to Lycos by those persons pursuant to their employment agreements with Lycos to secure their obligations to Lycos under those agreements. The pledged shares will be fully released by Lycos on February 3, 2001, to the extent that no claims have been made against Antonuccio, Miller, Turner or Williams by Lycos prior to that date.

(3) Assumes that the Selling Stockholders will sell all the shares set forth above under "Shares Beneficially Owned Prior to Offering and Being Registered for Sale." There can be no assurance that the Selling Stockholders will sell all or any of the shares offered hereunder.